Exhibit 99.1

Itron Announces Fourth Quarter and Fiscal 2014 Financial Results

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--February 11, 2015--Itron, Inc. (NASDAQ:ITRI) announced today financial results for its fourth quarter and full year ended December 31, 2014. Highlights include:

  Quarterly and full year revenues of $510 million and $2.0 billion;
  Quarterly and full year GAAP net loss per share of $1.25 and 58 cents;
  Quarterly and full year non-GAAP diluted earnings per share of 36 cents and $1.60;
  Quarterly and full year adjusted EBITDA of $39 million and $161 million;
  Twelve-month backlog of $747 million and total backlog of $1.5 billion; and
  Quarterly bookings of $648 million.

“Although currency fluctuations impacted our fourth quarter revenues, strong sales performance delivered revenue growth in constant currency and significant increases in bookings and backlog,” said Philip Mezey, Itron’s president and chief executive officer. “Our results also include visible improvement in the performance of our Electricity segment, which was a top priority in 2014. At the same time, we have encountered near-term gross margin weakness, particularly in the Gas segment as we transition to new smart meters in important EMEA markets.”

Mezey added, “The restructuring plans we are implementing in 2015 and 2016 will deliver sustained financial improvement in Electricity. We will also drive margin improvements in the Gas and Water segments. Given our significant backlog expansion, operational efficiency projects and expanded services focus for smart cities and the Internet of Things, we are confident in our plans to drive continued revenue growth and improved profitability going forward.”

Financial Results

Revenues were $510 million for the quarter and $2.0 billion for the full year, compared with $524 million and $1.9 billion for the same periods in 2013. Changes in foreign currency exchange rates unfavorably impacted revenues by approximately $25 million for the quarter and $32 million for the year. Excluding the impact from foreign currency, revenues increased $12 million, or 2 percent, for the quarter and $54 million, or 3 percent, for the full year compared with the same periods in 2013. For the quarter, increased revenues were driven by growth in each segment – Electricity, Gas and Water. The increase for the full year period was driven by growth in the Water and Gas segments, which more than offset a decrease in the Electricity segment.

Gross margin for the quarter was 30.3 percent compared with the prior year period margin of 31.5 percent. For the full year, gross margin was 31.6 percent compared with 31.5 percent in 2013. Gross margin decreased in the quarter primarily due to an unfavorable product mix in the Gas and Water segments, partially offset by improved performance in Electricity. Gross margin for the year was consistent with the prior year as a result of improved performance in the Water segment offset by the impact of unfavorable product mix in the Gas segment. During the quarter, a net charge of $2 million was recorded in the Electricity segment for increased costs on an OpenWay project in North America. For the year, net charges on this project were $15.9 million which impacted the company’s 2014 gross margin by 90 basis points. A similar charge was recorded on this project in the prior year, impacting 2013 gross profit by $16.5 million, or 80 basis points of gross margin.

GAAP operating expenses were $204 million in the quarter and $619 million for the full year of 2014 compared with $314 million and $750 million in the same periods of 2013. In the prior year, a non-cash goodwill impairment charge of $173 million was recognized during the fourth quarter. During the fourth quarter of 2014, the company announced a restructuring plan to improve operational efficiencies and reduce expenses primarily in the Electricity segment and related general and administrative activities. A net restructuring charge of $53 million was recorded in the quarter related to this plan. In addition, we recorded an expense of $14.7 million during the quarter related to the settlement of a litigation matter associated with the SmartSynch acquisition in 2012.

GAAP operating loss for the quarter was $49 million compared with $149 million in the same period of 2013. GAAP net loss for the quarter was $49 million, or $1.25 per share, compared with $154 million, or $3.93 per share. The operating and net losses for the quarter were attributable to lower gross profit, the restructuring charge and increased general and administrative expenses driven by the litigation settlement. A tax benefit was recorded in the quarter related to the operating losses partially offset by the write down of deferred tax assets. In addition, a benefit of approximately $4 million was recognized in the quarter related to the reinstatement of the U.S. research and development tax credit for 2014. The reduced level of operating and net losses compared with the prior year period were attributable to goodwill impairment recognized in the prior year partially offset by restructuring charges and higher general and administrative costs.

GAAP operating income for the full year was $4 million compared with an operating loss of $135 million in 2013. The increase was driven by higher revenues and lower operating expenses primarily driven by a decrease in goodwill impairment. GAAP net loss for the full year was $23 million, or 58 cents per share, compared with $147 million, or $3.74 per share, in 2013. The reduction in GAAP net loss compared with 2013 was driven by higher operating income, partially offset by higher net interest expense, higher foreign exchange losses due to the devaluation of currencies in certain markets and increased tax expense primarily related to the write down of deferred tax assets and lower U.S. research and development tax credits. In the prior year, the company recorded approximately $8 million in U.S. research and development tax credits, representing the credits for both 2013 and 2012. In the current year, a credit for 2014 was recognized for approximately $4 million.

Non-GAAP operating expenses, which exclude amortization of intangibles, restructuring charges, acquisition related expenses and the goodwill impairment, were $126 million for the quarter compared with $127 million in the prior year quarter. Increased global sales and marketing expenses offset lower general and administrative expenses primarily related to legal reserves. For the full year, non-GAAP operating expenses were $508 million compared with $497 million in 2013. The increase in expenses for the year was due to increased global sales and marketing expenses and higher general and administrative expenses primarily related to variable compensation.

Non-GAAP operating income was $29 million for the quarter compared with $38 million in the same period in 2013. The decrease in non-GAAP operating income was driven primarily by lower gross profit. Non-GAAP net income and diluted earnings for the quarter were $14 million, or 36 cents per share, compared with $14 million, or 36 cents per share in the prior year quarter. Tax expense for the quarter decreased compared with the same period in 2013 due to recognition of the U.S. research and development tax credit of approximately $4 million for 2014 and lower deferred tax asset write downs.

Non-GAAP operating income for the full year was $115 million compared with $118 million in 2013. Non-GAAP net income and diluted earnings for the year were $63 million, or $1.60 per share, compared with $75 million, or $1.90 per share, in 2013. The decrease in non-GAAP operating income for the full year was attributable to higher gross profit offset by increased operating expenses. Non-GAAP net income for the year was negatively impacted by higher net interest expense, higher foreign exchange losses due to the devaluation of currencies in certain markets and a higher effective tax rate driven primarily by the write down of deferred tax assets and year-over-year decrease in U.S. research and development tax credits of approximately $4 million.

Free cash flow was $4 million for the quarter compared with $24 million in the prior year quarter. The decrease was largely due to the timing of collection of certain accounts receivables and cash disbursements for payables, partially offset by improved inventory management and lower capital expenditures. Free cash flow for the full year was $88 million compared with $45 million in 2013. The increase over the prior year was primarily due to improvement in working capital management, particularly inventory, and lower capital expenditures.

During the quarter, the company repurchased 599,813 shares of Itron common stock at an average price of $40.58 per share pursuant to Board authorization to repurchase up to $50 million of Itron common stock during a 12-month period beginning March 2014. As of December 31, 2014, the company had repurchased 910,990 shares of Itron common stock at an average price of $40.30 per share, since inception of the authorized plan. In January 2015, the company repurchased 335,251 shares of common stock at an average price of $39.62, which fully utilized the $50 million authorized under the plan.

Financial Guidance

Itron’s guidance for the full year 2015 is as follows:

  Revenue between $1.8 and $1.9 billion
  Non-GAAP diluted EPS between $1.60 and $2.00

The company’s guidance reflects the negative effects of currency realignments, assuming a Euro to U.S. dollar average exchange rate of $1.14 in 2015 compared with an average rate of $1.33 in 2014. These currency realignments will have an unfavorable translation impact on both revenue and earnings and cause variability not seen in previous, more stable currency environments. The guidance also assumes a gross margin of 32 to 33 percent, average shares outstanding of approximately 39 million for the year and a non-GAAP effective tax rate for the year of 37 percent.

Earnings Conference Call:

Itron will host a conference call to discuss the financial results and guidance contained in this release at 5:00 p.m. Eastern Standard Time (EST) on Feb. 11, 2015. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 10 minutes before the start of the call and are accessible on Itron’s website at http://investors.itron.com/events.cfm. A replay of the audio webcast will be available within 90 minutes of the conclusion of the live call and available for one year at http://investors.itron.com/events.cfm. A telephone replay of the conference call will be available through Feb. 13, 2015. To access the telephone replay, dial (888) 203-1112 (Domestic) or (719) 457-0820 (International) and enter passcode 1686085.

About Itron

Itron is a world-leading technology and services company dedicated to the resourceful use of energy and water. We provide comprehensive solutions that measure, manage and analyze energy and water. Our broad product portfolio includes electricity, gas, water and thermal energy measurement devices and control technology; communications systems; software; as well as managed and consulting services. With thousands of employees supporting nearly 8,000 customers in more than 100 countries, Itron applies knowledge and technology to better manage energy and water resources. Together, we can create a more resourceful world. Join us: www.itron.com.

Forward Looking Statements:

This release contains forward-looking statements concerning our expectations about operations, financial performance, sales, earnings and cash flows. These statements reflect our current plans and expectations and are based on information currently available. The statements rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors that are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2013 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements, including our business outlook.

Non-GAAP Financial Information:

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance and our future anticipated performance by excluding infrequent or non-cash costs, particularly those associated with acquisitions. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures follow.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenues	$510,095	$523,526	$1,970,697	$1,948,728
Cost of revenues	355,308	358,788	1,347,572	1,334,195
Gross profit	154,787	164,738	623,125	614,533

Operating expenses
Sales and marketing	47,027	41,923	185,239	180,371
Product development	44,789	46,835	175,500	176,019
General and administrative	48,472	38,387	163,101	142,559
Amortization of business acquisition-related intangible assets	10,523	10,640	43,619	42,019
Restructuring expense	53,068	2,720	50,857	35,497
Goodwill impairment	-	173,249	977	173,249
Total operating expenses	203,879	313,754	619,293	749,714

Operating income (loss)	(49,092)	(149,016)	3,832	(135,181)
Other income (expense)
Interest income	181	219	494	1,620
Interest expense	(2,765)	(3,165)	(11,602)	(10,686)
Other income (expense), net	(2,191)	(1,290)	(7,633)	(4,007)
Total other income (expense)	(4,775)	(4,236)	(18,741)	(13,073)

Income (loss) before income taxes	(53,867)	(153,252)	(14,909)	(148,254)
Income tax benefit (provision)	5,038	(272)	(6,641)	3,664
Net income (loss)	(48,829)	(153,524)	(21,550)	(144,590)
Net income attributable to non-controlling interests	404	906	1,370	2,219
Net income (loss) attributable to Itron, Inc.	$(49,233)	$(154,430)	$(22,920)	$(146,809)

Earnings (loss) per common share - Basic	$(1.25)	$(3.93)	$(0.58)	$(3.74)
Earnings (loss) per common share - Diluted	$(1.25)	$(3.93)	$(0.58)	$(3.74)

Weighted average common shares outstanding - Basic	38,937	39,148	39,184	39,281
Weighted average common shares outstanding - Diluted	38,937	39,148	39,184	39,281

ITRON, INC.
SEGMENT INFORMATION
(Unaudited, in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenues
Electricity	$226,730	$230,563	$794,144	$836,553
Gas	149,374	154,131	599,081	570,297
Water	133,991	138,832	577,472	541,878
Total Company	$510,095	$523,526	$1,970,697	$1,948,728

Gross profit
Electricity	$66,801	$63,818	$208,476	$218,913
Gas	43,206	51,843	211,815	207,915
Water	44,780	49,077	202,834	187,705
Total Company	$154,787	$164,738	$623,125	$614,533

Operating income (loss)
Electricity	$(37,064)	$(178,987)	$(72,476)	$(235,908)
Gas	1,709	21,001	75,598	83,882
Water	10,687	18,063	71,006	63,252
Corporate unallocated	(24,424)	(9,093)	(70,296)	(46,407)
Total Company	$(49,092)	$(149,016)	$3,832	$(135,181)

METER AND MODULE SUMMARY

(Units in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Meters
Standard	4,610	4,150	18,740	17,850
Advanced and Smart	1,810	1,750	6,090	5,930
Total meters	6,420	5,900	24,830	23,780

Stand-alone communication modules
Advanced and Smart	1,360	1,400	5,770	5,550

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	December 31, 2014	December 31, 2013
ASSETS
Current assets
Cash and cash equivalents	$112,371	$124,805
Accounts receivable, net	348,389	356,709
Inventories	154,504	177,467
Deferred tax assets current, net	39,115	37,110
Other current assets	104,307	103,275
Total current assets	758,686	799,366

Property, plant, and equipment, net	207,789	246,820
Deferred tax assets noncurrent, net	74,598	58,880
Other long-term assets	28,503	33,027
Intangible assets, net	139,909	195,840
Goodwill	500,820	548,578
Total assets	$1,710,305	$1,882,511

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$184,132	$199,769
Other current liabilities	100,945	70,768
Wages and benefits payable	95,248	89,314
Taxes payable	21,951	10,700
Current portion of debt	30,000	26,250
Current portion of warranty	21,063	21,048
Unearned revenue	43,436	37,163
Total current liabilities	496,775	455,012

Long-term debt	293,969	352,500
Long-term warranty	15,403	24,098
Pension plan benefit liability	101,432	88,687
Deferred tax liabilities noncurrent, net	3,808	7,326
Other long-term obligations	84,437	81,917
Total liabilities	995,824	1,009,540

Commitments and contingencies

Equity
Preferred stock	-	-
Common stock	1,270,045	1,290,629
Accumulated other comprehensive loss, net	(136,514)	(21,722)
Accumulated deficit	(436,591)	(413,671)
Total Itron, Inc. shareholders' equity	696,940	855,236
Non-controlling interests	17,541	17,735
Total equity	714,481	872,971
Total liabilities and equity	$1,710,305	$1,882,511

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Twelve Months Ended December 31,
	2014	2013
Operating activities
Net income (loss)	$(21,550)	$(144,590)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	98,463	98,845
Stock-based compensation	17,860	18,850
Amortization of prepaid debt fees	-	1,657
Deferred taxes, net	(31,542)	(26,757)
Goodwill impairment	977	173,249
Restructuring expense, non-cash	5,220	1,259
Other adjustments, net	2,526	551
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(16,789)	13,652
Inventories	6,021	(10,861)
Other current assets	(9,447)	(4,143)
Other long-term assets	1,582	1,093
Accounts payable, other current liabilities, and taxes payable	55,924	(7,702)
Wages and benefits payable	10,334	(1,995)
Unearned revenue	9,240	(3,274)
Warranty	(6,364)	(7,552)
Other operating, net	10,518	3,139
Net cash provided by operating activities	132,973	105,421

Investing activities
Acquisitions of property, plant, and equipment	(44,495)	(60,020)
Business acquisitions, net of cash equivalents acquired	-	(860)
Other investing, net	2,999	4,109
Net cash used in investing activities	(41,496)	(56,771)

Financing activities
Proceeds from borrowings	47,657	35,000
Payments on debt	(102,438)	(73,750)
Issuance of common stock	3,647	5,299
Repurchase of common stock	(39,665)	(26,977)
Other financing, net	(1,078)	2,990
Net cash used in financing activities	(91,877)	(57,438)

Effect of foreign exchange rate changes on cash and cash equivalents	(12,034)	(2,818)
Increase (decrease) in cash and cash equivalents	(12,434)	(11,606)
Cash and cash equivalents at beginning of period	124,805	136,411
Cash and cash equivalents at end of period	$112,371	$124,805

Itron, Inc.

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures.”

We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles acquired through a business acquisition and non-recurring discrete cash and non-cash charges that are infrequent in nature such as purchase accounting adjustments, restructuring charges or goodwill impairment charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to analyze the health of our business.

Non-GAAP operating expense and non-GAAP operating income – We define non-GAAP operating expense as operating expense excluding certain expenses related to the amortization of intangible assets acquired through a business acquisition, restructuring, acquisitions and goodwill impairment. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets acquired through a business acquisition, restructuring, acquisitions and goodwill impairment. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to previous acquisitions and restructurings. By excluding these expenses, we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, in certain periods expenses related to amortization of intangible assets may decrease, which would improve GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expense and non-GAAP operating income versus operating expense and operating income calculated in accordance with GAAP. Non-GAAP operating expense and non-GAAP operating income exclude some costs that are recurring. Additionally, the expenses that we exclude in our calculation of non-GAAP operating expense and non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations. We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as net income excluding the expenses associated with amortization of intangible assets acquired through a business acquisition, restructuring, acquisitions, goodwill impairment and amortization of debt placement fees. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income and GAAP diluted EPS.

Adjusted EBITDA – We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization of business acquisition related intangible asset expenses, restructuring expense, acquisition related expense, goodwill impairment and (c) exclude the tax expense or benefit. We believe that providing this financial measure is important for management and investors to understand our ability to service our debt as it is a measure of the cash generated by our core business. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. We compensate for these limitations by providing a reconciliation of this measure to GAAP net income.

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of adjusted EBITDA apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

TOTAL COMPANY RECONCILIATIONS	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
NON-GAAP NET INCOME & DILUTED EPS
GAAP net income	$ (49,233)	$ (154,430)	$ (22,920)	$ (146,809)
Amortization of intangible assets	10,523	10,640	43,619	42,019
Amortization of debt placement fees	375	387	1,512	1,556
Restructuring expense	53,068	2,720	50,857	35,497
Acquisition related expenses	14,743	479	15,538	2,290
Goodwill impairment	-	173,249	977	173,249
Income tax effect of non-GAAP adjustments	(15,326)	(18,760)	(26,374)	(32,666)
Non-GAAP net income	$ 14,150	$ 14,285	$ 63,209	$ 75,136

Non-GAAP diluted EPS	$ 0.36	$ 0.36	$ 1.60	$ 1.90

Weighted average common shares outstanding - Diluted	39,300	39,538	39,461	39,602

ADJUSTED EBITDA
GAAP net income	$ (49,233)	$ (154,430)	$ (22,920)	$ (146,809)
Interest income	(181)	(219)	(494)	(1,620)
Interest expense	2,765	3,165	11,602	10,686
Income tax (benefit) provision	(5,038)	272	6,641	(3,664)
Depreciation and amortization	23,164	25,096	98,378	98,845
Restructuring expense	53,068	2,720	50,857	35,497
Acquisition related expenses	14,743	479	15,538	2,290
Goodwill impairment	-	173,249	977	173,249
Adjusted EBITDA	$ 39,288	$ 50,332	$ 160,579	$ 168,474

FREE CASH FLOW
Net cash provided by operating activities	$ 16,435	$ 39,544	$ 132,973	$ 105,421
Acquisitions of property, plant, and equipment	(12,435)	(15,472)	(44,495)	(60,020)
Free Cash Flow	$ 4,000	$ 24,072	$ 88,478	$ 45,401

NON-GAAP OPERATING INCOME
GAAP operating income	$ (49,092)	$ (149,016)	$ 3,832	$ (135,181)
Amortization of intangible assets	10,523	10,640	43,619	42,019
Restructuring expense	53,068	2,720	50,857	35,497
Acquisition related expenses	14,743	479	15,538	2,290
Goodwill impairment	-	173,249	977	173,249
Non-GAAP operating income	$ 29,242	$ 38,072	$ 114,823	$ 117,874

NON-GAAP OPERATING EXPENSE
GAAP operating expense	$ 203,879	$ 313,754	$ 619,293	$ 749,714
Amortization of intangible assets	(10,523)	(10,640)	(43,619)	(42,019)
Restructuring expense	(53,068)	(2,720)	(50,857)	(35,497)
Acquisition related expenses	(14,743)	(479)	(15,538)	(2,290)
Goodwill impairment	-	(173,249)	(977)	(173,249)
Non-GAAP operating expense	$ 125,545	$ 126,666	$ 508,302	$ 496,659

SEGMENT RECONCILIATIONS	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
NON-GAAP OPERATING INCOME - ELECTRICITY
Electricity - GAAP operating income	$ (37,064)	$ (178,987)	$ (72,476)	$ (235,908)
Amortization of intangible assets	5,979	4,764	24,452	18,835
Restructuring expense	29,659	1,779	21,115	25,149
Acquisition related expenses	14,743	479	15,491	2,287
Goodwill impairment	-	173,249	977	173,249
Electricity - Non-GAAP operating income	$ 13,317	$ 1,284	$ (10,441)	$ (16,388)

NON-GAAP OPERATING INCOME - GAS
Gas - GAAP operating income	$ 1,709	$ 21,001	$ 75,598	$ 83,882
Amortization of intangible assets	2,489	3,115	10,471	12,264
Restructuring expense	9,454	2,403	9,192	3,471
Gas - Non-GAAP operating income	$ 13,652	$ 26,519	$ 95,261	$ 99,617

NON-GAAP OPERATING INCOME - WATER
Water - GAAP operating income	$ 10,687	$ 18,063	$ 71,006	$ 63,252
Amortization of intangible assets	2,055	2,761	8,696	10,920
Restructuring expense	1,106	(380)	2,279	3,076
Water - Non-GAAP operating income	$ 13,848	$ 20,444	$ 81,981	$ 77,248

NON-GAAP OPERATING INCOME - CORPORATE UNALLOCATED
Corporate unallocated - GAAP operating income	$ (24,424)	$ (9,093)	$ (70,296)	$ (46,407)
Restructuring expense	12,849	(1,082)	18,271	3,801
Acquisition related expenses	-	-	47	3
Corporate unallocated - Non-GAAP operating income	$ (11,575)	$ (10,175)	$ (51,978)	$ (42,603)

CONTACT:
Itron, Inc.
Barbara Doyle
Vice President, Investor Relations
509-891-3443
or
Marni Pilcher
Director, Investor Relations
509-891-3847